Exhibit 99.5

EQUITY RESOURCE HOLDINGS, LLC

Consolidated Financial Statements

June 30, 2003 and 2002

(With Independent Auditors' Report Thereon)

EQUITY RESOURCE HOLDINGS, LLC

Consolidated Balance Sheets

June 30, 2003 and 2002

Assets	2003	2002

Current assets:
Cash and cash equivalents	$236,955	776,263
Accounts receivable - trade, less allowance for doubtful accounts of $247,894 in 2003 and $10,000 in 2002	333,281	248,156
Inventory (note 2)	524,218	575,482
Prepaid catalog costs and other	278,182	329,963

Total current assets	1,372,636	1,929,864

Property and equipment, net (note 3)	802,479	1,482,539

Goodwill (note 4)	-	3,623,624
Other intangible assets (note 4)	55,556	138,889

Deposits	86,260	91,980

Other assets, net of accumulated amortization	199,407	331,693

	$2,516,338	7,598,589

Liabilities and Members' Deficit	2003	2002

Current liabilities:
Note payable (note 5)	$2,019,000	-
Current installments of long-term debt (note 6)	2,605,000	685,000
Obligations under capital lease (note 8)	29,764	-
Accounts payable	2,304,888	1,592,990
Accrued expenses (note 7)	772,237	652,142
Deferred revenue	1,474,361	1,516,050

Total current liabilities	9,205,250	4,446,182

Note payable (note 5)	-	1,381,000
Long-term debt, excluding current installments (note 6)	4,051,909	6,406,909
Obligations under capital lease (note 8)	61,918	-
Deferred rent, net	237,855	294,707
Rental deposits	28,940	49,170

Total liabilities	13,585,872	12,577,968

Members' deficit	(11,069,534)	(4,979,379)

Commitments (note 8)

	$2,516,338	7,598,589

 See accompanying notes to consolidated financial statements.

EQUITY RESOURCE HOLDINGS, LLC

Consolidated Statements of Operations and Members' Deficit

For the Years Ended June 30, 2003, 2002, and

For the Period from February 28, 2001 (inception) through June 30, 2001

	2003	2002	2001

Net sales	$16,772,916	19,079,940	8,190,811

Cost of goods sold	4,421,636	5,119,862	2,183,108

Gross profit	12,351,280	13,960,078	6,007,703

Selling, general and administrative expenses:
Catalog and other marketing costs	3,885,942	4,824,807	2,467,379
Freight and other shipping costs	3,346,914	3,215,325	1,257,188
Order processing and fulfillment	2,449,597	3,274,389	1,409,807
General and administrative expense	3,464,748	3,416,220	1,000,713
Depreciation and amortization	1,105,760	1,265,121	370,756
Goodwill impairment loss (notes 1(h) and 4)	3,623,624	-	-
Total	17,876,585	15,995,862	6,505,843

Loss from operations before other costs	(5,525,305)	(2,035,784)	(498,140)

Other costs:
Costs of failed acquisition (note 9)	-	-	1,172,428
Organizational costs	-	-	423,090

Loss from operations	(5,525,305)	(2,035,784)	(2,093,658)

Other income (expense):
Interest income	697	601	3,160
Miscellaneous income	17,216	17,939	10,507
Interest expense	(582,763)	(693,854)	(188,290)

Net loss	(6,090,155)	(2,711,098)	(2,268,281)

Members' deficit, beginning of year	(4,979,379)	(2,268,281)	-

Members' deficit, end of year	$(11,069,534)	(4,979,379)	(2,268,281)

See accompanying notes to consolidated financial statements.

EQUITY RESOURCE HOLDINGS, LLC

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2003, 2002, and

For the Period from February 28, 2001 (inception) through June 30, 2001

	2003	2002	2001
Cash flows from operating activities:
Reconciliation of net loss to net cash used by operating activities:
Net loss	$(6,090,155)	(2,711,098)	(2,268,281)
Adjustments to reconcile net loss to net cash used by operating activities:
Goodwill impairment loss	3,623,624	-	-
Depreciation and amortization (includes goodwill for 2002 and 2001)	1,105,760	1,265,121	370,756
Bad debt expense	267,526	-	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(352,651)	515,951	(406,465)
(Increase) decrease in refundable deposit	-	500,000	(500,000)
(Increase) decrease in inventory	51,264	179,770	(25,723)
(Increase) decrease in prepaid catalog costs and other	51,781	(182,827)	166,572
(Increase) decrease in deposits	5,720	(37,192)	(2,038)
Increase in accounts payable	711,898	278,600	813,538
Increase (decrease) in accrued expenses	170,095	(540,565)	(221,323)
Decrease in deferred revenue	(41,689)	(194,028)	(358,026)
Increase (decrease) in due to affiliate	-	(600,000)	600,000
Increase (decrease) in deferred rent	(56,852)	27,820	17,146
Increase (decrease) in other payables and rental deposits	(20,230)	(500,830)	575,000

Net cash used by operating activities	(573,909)	(1,999,278)	(1,238,844)

Cash flows from investing activities:
Acquisition of Calyx & Corolla, net of cash received	-	-	(3,499,803)
Purchases of property and equipment	(145,067)	(99,514)	-

Net cash used by investing activities	(145,067)	(99,514)	(3,499,803)

Cash flows from financing activities:
Borrowings on line of credit	3,289,864	12,363,065	3,486,000
Payments on line of credit	(2,651,864)	(12,996,135)	(791,930)
Proceeds of long-term debt	-	5,000,000	2,500,000
Principal payments on long-term debt	(435,000)	(1,395,000)	(80,000)
Repayment of obligations under capital lease	(12,695)	-	-
Payment of financing costs	(10,637)	(347,298)	(125,000)

Net cash provided by financing activities	179,668	2,624,632	4,989,070

Net increase (decrease) in cash and cash equivalents	(539,308)	525,840	250,423

Cash and cash equivalents at beginning of year	776,263	250,423	-

Cash and cash equivalents at end of year	$236,955	776,263	250,423

Supplemental cash flow information:
Interest paid	$204,839	306,945	188,290

Supplemental schedule of non-cash investing and financing activities:

During 2003, the Company converted an operating lease to a capital lease in the amount of $104,377 of which $54,377 was for furniture and fixtures and $50,000 was charged against the exit costs from the San Francisco facilities.

During 2002, the Company recorded a liability of $445,444 for additional exit costs from the San Francisco facilities with a corresponding increase in goodwill. See note 7. Also, interest accrued on Series B Subordinated Notes totaling $386,909 was added to the principal of these notes as of June 30, 2002.

See accompanying notes to consolidated financial statements.

EQUITY RESOURCE HOLDINGS, LLC

Notes to Consolidated Financial Statements

June 30, 2003 and 2002

(1) Organization and Summary of Significant Accounting Policies

(a) Organization

Equity Resource Holdings, LLC (the Company) is a limited liability company organized on February 28, 2001 under the laws of the State of Delaware for the initial purpose of becoming the sole member of Equity Resource Partners, LLC (the Subsidiary). By amendment to the Limited Liability Company Agreement of the Subsidiary dated February 28, 2001, the Company was assigned all of the membership interests in Equity Resource Partners, LLC in exchange for membership interests in the Company.

The Subsidiary is also a limited liability company organized on December 29, 2000 under the laws of the State of Delaware for the purpose of acquiring certain assets and liabilities of Calyx & Corolla, Inc., (Calyx & Corolla) a subsidiary of Gerald Stevens, Inc. Calyx & Corolla, formerly based in San Francisco, California, is in the business of catalog and online direct-from-grower sales of flowers and related goods. Substantially all operations were moved to Vero Beach, Florida during 2002.

The Subsidiary acquired the net assets of Calyx & Corolla for $3.5 million in cash on February 28, 2001. The purchase price was allocated to the assets acquired based on their estimated fair values. Goodwill representing the excess of the purchase price over the fair value of the net assets acquired was approximately $3.9 million, as adjusted for additional exit costs from the San Francisco facilities and deferred freight revenue not identified upon acquisition.

A summary of the adjusted net assets acquired is as follows:

Current assets	$1,426,076
Fixed assets	2,513,044
Deposits	52,750
Intangible assets	4,127,766
Total assets	8,119,636
Current liabilities	4,369,924
Other liabilities	249,712
Total liabilities	4,619,636

Net assets	$3,500,000

Substantially all of the operations of the Company are the business of Calyx & Corolla.

(b) Principles of Consolidation

The consolidated financial statements include the financial statements of Equity Resource Holdings, LLC and its wholly owned subsidiary, Equity Resource Partners, LLC (Subsidiary). All significant inter-company balances and transactions have been eliminated in consolidation.

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

(d) Inventory

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

(e) Prepaid Catalog Costs

The Company capitalizes the cost of producing and distributing its mail order catalogs. Capitalized catalog costs are amortized over the expected period in which sales are generated from a given catalog, beginning at the time the catalog is mailed. Other advertising costs are expensed as incurred. Prepaid catalog costs at June 30, 2003 and 2002 were $193,288 and $216,618, respectively. For the years ended June 30, 2003, 2002, and the period ended June 30, 2001, advertising and marketing costs, which are primarily catalog costs, were $3,885,942, $4,824,807, and $2,467,379, respectively.

(f) Revenue and Cost Recognition

The Company recognizes revenues as products are shipped.

(g) Property and Equipment

Property and equipment is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives which vary from 3 to 10 years depending upon the type of asset. Repair and maintenance costs not extending the useful life of the assets are charged to expense when incurred.

(h) Intangible Assets

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"), and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination shall be recognized as assets apart from goodwill. The Company has recorded the business combination referred to in Note 1(a) by the purchase method. SFAS 142 requires goodwill to be tested for impairment at least annually, more frequently under certain circumstances, and written down when impaired, rather than being amortized as previous standards required. Furthermore, SFAS 142 requires purchase intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Purchase intangible assets are carried at cost less accumulated amortization. SFAS 142 is effective for fiscal years beginning after December 15, 2001.

Effective July 1, 2002, the Company adopted SFAS 142. In conjunction with the implementation of SFAS 142, the Company performed a transitional impairment review related to the carrying value of goodwill as of July 1, 2002 and determined that no impairment existed as of the date of adoption.

The Company performed an additional analysis of goodwill during the last quarter of 2003 pursuant to SFAS 142. Due to lower than expected sales volume, continuing losses from operations and management's plans to not provide additional funding and to sell the operations of Calyx & Corolla, the Company recorded a charge of $3,623,624 to write-off the entire balance of goodwill. See note 12.

(i) Other Assets

Other assets are principally loan costs associated with long-term financing of the acquisition of Calyx & Corolla and additional financing for operations in 2002 from subordinated debt. Loan costs are being amortized using the straight-line method over the term of the loan. Amortization of loan costs was $142,923, $133,660, and $6,945 for the years ended June 30, 2003, 2002, and the period ended June 30, 2001, respectively.

(j) Deferred Revenue

Deferred revenue consists of payments received for flowers to be shipped during the next fiscal year. The Company will incur costs for flowers and fulfillment costs as orders are shipped.

    Income Taxes

The Internal Revenue Code provides for limited liability company income or losses to be reported by the members. Accordingly, the financial statements do not include any provision for income taxes.

(l) Use of Estimates

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and contingent assets and liabilities. Actual results could differ from those estimates. Significant estimates include, but are not limited to, judgment required by management to determine allowance for doubtful accounts and reserve for obsolescence and slow-moving inventory.

(m) Long-Lived Assets

Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company assesses the recoverability of goodwill and purchased intangibles under SFAS 142. See note 1(h) - Intangible Assets.

(n) Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and trade receivables. The Company maintains cash and cash equivalents in accounts with various financial institutions in amounts, which at times, may be in excess of the FDIC insurance limit. As of June 30, 2003, the Company's cash and cash equivalent balances exceeded the FDIC insurance limit by $137,373. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant risk with respect to cash and cash equivalents.

The Company had no significant credit risk with respect to its account receivable since its sells its products to diverse groups of customers nationwide; however, in 2003 receivables from a single customer totaling $235,708 were determined to be uncollectible.

(o) Recent Accounting Standards

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components in a financial statement having the same prominence as other financial statements. SFAS 130 is effective for years beginning after December 15, 1997. As of June 30, 2003 and 2002, the Company had no components considered to be other comprehensive income.

(2) Inventory

Inventory at June 30 consists of the following:
	2003	2002

Merchandise, primarily containers	$457,241	535,442
Packaging materials	98,605	70,847
Total	555,846	606,289

Less reserve for obsolescence	31,628	30,807

Total	$524,218	575,482

(3) Net Property and Equipment

The following is a summary of property and equipment at June 30:

	2003	2002
Computer equipment, primarily point-of-sale system	$2,660,091	2,560,975
Furniture and fixtures	121,882	26,371
Leasehold improvements	30,029	25,212
	2,812,002	2,612,558

Less accumulated depreciation	2,009,523	1,130,019

Total	$802,479	1,482,539

Total depreciation expense was $879,504, $851,192, and $278,827 for the years ended June 30, 2003, 2002, and the period ended June 30, 2001, respectively.

(4) Intangible Assets

As discussed in note 1 (h), the Company adopted SFAS 142 effective July 1, 2002. As a result, the Company ceased all goodwill amortization and did not recognize $194,266 of goodwill amortization expense that would have been recognized during fiscal 2003 under the previous accounting standards.

The changes in the carrying amount of goodwill for the years ended June 30, 2003, 2002, and the period ended June 30, 2001 are as follows:

Balance, February 28, 2001 (Inception)	$3,432,322
Deduct: Amortization	(57,206)

Balance, June 30, 2001	3,375,116
Add: Increase in goodwill as a result of the liability for additional exit costs from the San Francisco facilities	445,444
Deduct: Amortization	(196,936)

Balance, June 30, 2002	3,623,624
Deduct: Impairment loss	3,623,624

Balance, June 30, 2003	$-

The following table presents the impact of SFAS 142 on net loss had the standard been in place for the year ended June 30, 2002 and for the period from February 28, 2001 (inception) through June 30, 2001.
	2002	2001

Reported net loss	$(2,711,098)	(2,268,281)
Deduct: Amortization of goodwill	196,936	57,206

Adjusted net loss	$(2,514,162)	(2,211,075)

All of the Company's acquired intangible assets, other than goodwill, are subject to amortization over their estimated useful life. The customer list is being amortized on a straight-line basis over three years. Amortization expense for customer list was $83,333 for each of the years ended June 30, 2003, 2002, and $27,778 for the period ended June 30, 2001.

The following table presents the changes in the Company's customer list for years ended June 30, 2003, 2002, and the period ended June 30, 2001:

Balance, June 30, 2001 (Inception)	$250,000
Deduct : Amortization	27,778

Balance, June 30, 2001	222,222
Deduct : Amortization	83,333

Balance, June 30, 2002	138,889
Deduct: Amortization	83,333

Balance, June 30, 2003	$55,556

(5) Note Payable

The Company has a line of credit arrangement with BNC National Bank at a floating interest rate of prime plus 3% (7.0% at June 30, 2003), with interest due monthly, and an outstanding balance of $2,019,000 at June 30, 2003. Effective July 1, 2003, the line of credit arrangement, which is secured by all business assets and guaranteed by certain principal members, was amended. The amendment increased the line of credit to a capacity of $2,750,000 and extended the line of credit until December 31, 2003.

(6) Long-Term Debt

Long term debt consisted of the following at June 30:

	2003	2002
Term loan with BNC National Bank at a fixed rate of 10%. The remaining balance is due on January 1, 2004.	$605,000	1,040,000

Series A Subordinated Notes payable to members at a fixed rate of 6% with interest and principal due on December 31, 2003. Subordinate to all BNC National Bank debt.	2,000,000	2,000,000

Series B Subordinated Notes payable to members at a fixed rate of 6% with interest and principal due on September 30, 2006. Subordinate to all BNC National Bank debt and Series A Subordinated Notes.	4,051,909	4,051,909
	6,656,909	7,091,909
Less current portion of long-term debt	2,605,000	685,000

Long-term debt, less current portion	$4,051,909	6,406,909

The aggregate maturities of long-term debt, including the line of credit mentioned in note 5, as of June 30, 2003 are as follows:
Years Ending June 30	Amount

2004	$4,624,000
2005	-
2006	-
2007	4,051,909

Total	$8,675,909

The Company's loan agreement with BNC National Bank includes various financial covenants, such as debt service coverage ratio, net income and minimum net worth. As of June 30, 2003, the Company was not in compliance with these covenants; however, on July 1, 2003, a waiver of such covenants was granted. All BNC National Bank debt is classified as a current liability at June 30, 2003.

(7) Accrued Expenses

Accrued expenses consisted of the following at June 30:

	2003	2002

Restructuring cost	$300,519	498,837
Accrued compensation	108,614	153,305
Accrued interest-Series A and B Subordinated Notes	363,104	-

	$772,237	652,142

In conjunction with the purchase discussed in note 1, the Company approved and a plan was announced to transfer the Calyx & Corolla administrative and catalog production functions from San Francisco, California to Vero Beach, Florida. Accordingly, the Subsidiary recorded a purchase price liability of $707,599, consisting of $529,950 for the cost of employee termination and severance and $177,649 in other exit plan costs. Approximately 20 employees were effected by this plan.

During 2002, the Company determined that there were additional exit costs from the San Francisco facilities, including real estate commissions and tenant improvements, in the amount of $445,444. Such additional costs were recorded as an adjustment to the liability recorded as a part of the purchase price of Calyx & Corolla, with a corresponding increase in goodwill.

A summary of this accrual provision at June 30, 2003 is as follows:

Original purchase price liability accrual	$707,599
Add:
Subsequent adjustment in 2002	445,444
Total	1,153,043
Deduct:
Charges against accrual	852,524

Balance, June 30, 2003	$300,519

EITF Issue No. 95-3 provides guidance in a purchase business combination as to appropriate recognition of costs for employee termination benefits and other exit costs, including a one-year period from the date of acquisition for subsequent adjustments as described above.

The balance of the accrual at June 30, 2003 is substantially for real estate commissions and tenant improvements required to be paid by the Company.

(8) Leases

Future minimum lease payments and receipts from sub-lease rentals under non-cancelable capital and operating leases for office space and equipment as of June 30, 2003 are:

Year Ending June 30	Capital Lease	Operating Leases
		Payments	Receipts	Net

2004	$37,915	902,048	384,367	517,681
2005	37,915	877,411	386,096	491,315
2006	22,117	897,319	411,485	485,834
2007	-	835,435	435,308	400,127
2008	-	276,202	151,972	124,230

Total minimum lease payments/receipts	97,947	3,788,415	1,769,228	2,019,187

Less: Amount representing interest	6,265

Present value of net minimum capital lease payments	91,682

Less: Current installments	29,764

Obligations under capital leases excluding current installments	$61,918

Rent expense under lease agreements for the years ended June 30, 2003, 2002, and the period ended June 30, 2001, were:

	2003	2002	2001

Gross rental expense	$1,055,391	964,332	191,258
Less: Sub-lease rentals	392,426	91,996	-

Net expense	$662,965	872,336	191,258

(9) Cost of Failed Acquisition

In June, 2001 the Subsidiary contracted with Gerald Stevens, Inc., through a Chapter 11 bankruptcy proceeding, to acquire substantially all of the net assets of Florafax International, Inc., a wholly-owned subsidiary of Gerald Stevens, Inc. Florafax is a national floral wire service business.

A higher competing offer for Florafax was eventually received and approved by the U.S. Bankruptcy Court in Miami, Florida. As a result of this failed acquisition effort, the Subsidiary charged off a $1,500,000 non-refundable deposit and $72,128 of other costs, and received, subsequent to June 30, 2001, a termination fee and reimbursement of costs of $500,000 of which $100,000 was due to an investor, for a net cost of $1,172,428.

(10) Transactions With Related Parties

The subordinated debt, totaling $6,051,909 and more fully described in note 6, is due to members. The interest expense for 2002 related to the Series B subordinated debt of $386,909 was converted to principal of the subordinated debt as of June 30, 2002. Included in accrued expenses at June 30, 2003 is accrued interest on the Series A and B Subordinated Notes totaling $363,104. The Company incurred rent expense in 2003 and 2002 of $48,000 for furniture rented from a member.

(11) Employee Benefit Plan

The Company instituted a 401(k) Savings Plan effective January 1, 2002, which is available to all non-excluded employees (i.e., non-union, non-seasonal employees) who have completed 60 days service and have also attained age 21. The plan provides for a discretionary match up to 50% of the first 6% contributed by each participant. The percentage is determinable by the Company each year and as of June 30, 2003 was 50%. In addition, the Company has a discretionary profit sharing plan. The Company made no contributions to the plans during 2003 and 2002.

(12) Going Concern and Subsequent Events

The accompanying consolidated financial statements have been presented on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant net losses from inception, February 28, 2001 through June 30, 2003 totaling $11,070,000 and has used cash in operations of $3,812,000 during this same period. Further, the Company has a deficit in members' equity of $11,070,000 and a working capital deficiency of $7,833,000 at June 30, 2003, which includes certain deferred revenue of $1,474,000.

On August 29, 2003, the Company sold the assets and operations of Calyx & Corolla for approximately $4,900,000, consisting of cash of $1,200,000, preferred stock of the buyer with a declared value of $2,500,000 and the assumption by the buyer of a working capital deficiency of $1,200,000.

At the closing of the sale of the assets, the Company used the cash proceeds and preferred stock to reduce the amount of the outstanding debt to BNC National Bank (the Bank). The Bank foreclosed on its debt outstanding collateralized by the preferred stock of the acquirer in full satisfaction of the debts owed to the Bank by the Company.

Since the buyer did not assume the obligation for the lease of the San Francisco facilities or the capital lease and agreed to assume only one year of the remaining three years on the Vero Beach facilities lease, the Company will use the remaining cash in an effort to negotiate a settlement of these commitments. See note 8.

Management, at this time, does not have plans for the future operations, if any, of the Company due to the sale of the assets.

Independent Auditors' Report

The Members

Equity Resource Holdings, LLC:

We have audited the accompanying consolidated balance sheets of Equity Resource Holdings, LLC and its wholly-owned subsidiary as of June 30, 2003 and 2002 and the related consolidated statements of operations and members' deficit and cash flows for the years ended June 30, 2003, 2002, and the period from February 28, 2001 (inception) through June 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Equity Resource Holdings, LLC and its wholly-owned subsidiary as of June 30, 2003 and 2002, and the results of their operations and their cash flows for the years ended June 30, 2003 and 2002 and the period from February 28, 2001 (inception) through June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net members' deficit and does not have the ability to secure additional funding for operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As discussed in Notes 1 and 4 to the consolidated financial statements on July 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Intangible Assets."

 MORGAN JACOBY THURN BOYLE & ASSOCIATES, P.A.

July 31, 2003,

except as to note 12,

which is as of August 29, 2003